Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Quaint Oak Savings Bank
Southampton, Pennsylvania

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 and the Notice of Intent to Convert to Stock Form filed with the Federal Deposit Insurance Corporation of our report dated March 8, 2007, relating to the financial statements of Quaint Oak Savings Bank, which is contained in that Prospectus and contained in the Notice of Intent to Convert to Stock Form.

        We also consent to the reference to us under the caption “Experts” and “Legal and Tax Opinions” in the Prospectus.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Reading, Pennsylvania
March 21, 2007